UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2016

Jack Cooper Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-210698	26-4822446
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1100 Walnut Street, Suite 2400 Kansas City, Missouri	64106
(Address of principal executive offices)	(Zip Code)

(816) 983-4000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On September 16, 2016, Michael Testman notified the Board of Directors of Jack Cooper Holdings, Corp. (the “Company”) that he would resign as Chief Financial Officer of the Company, effective September 19, 2016.  Mr. Testman resigned from his position for personal reasons.  Mr. Testman will continue to serve as a member on the Board of Directors of the Company.

Appointment of Chief Financial Officer

To fill the vacancy left by Mr. Testman’s resignation, effective September 19, 2016, the Board of Directors appointed Kyle Haulotte as Chief Financial Officer. The Board of Directors also appointed Mr. Haulotte to serve as a member of the Board of Directors of the Company.

Kyle Haulotte, age 47, is the new Chief Financial Officer of the Company, having served as the Company’s Chief Accounting Officer since May 2015. In this role, Mr. Haulotte was responsible for the Company’s financial reporting, corporate accounting, treasury and internal control and tax compliance, and has had significant influence over the Company’s financial planning and analysis functions.  Prior to that, Mr. Haulotte served as the Company’s Vice President of Accounting and SEC Reporting from August 2011 to May 2015.  Mr. Haulotte worked at AMC Entertainment Inc. from 2002 to 2011, where he served in a leadership position within the company’s financial reporting, internal control, audit and fraud prevention departments.  Mr. Haulotte began his professional career in 1997 as a CPA for Arthur Andersen.

There are no family relationships between Mr. Haulotte, any director or executive officer of the Company and there are no related party transactions between Mr. Haulotte and the Company reportable under Item 404(a) of SEC Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 22, 2016	Jack Cooper Holdings Corp.

	By:	/s/ T. Michael Riggs
	Name:	T. Michael Riggs
	Title:	Chief Executive Officer